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                                                               Exhibit 8
                                                               ---------

                           Copy of Senior Secured Note




THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.

                          GOLDEN BOOKS HOME VIDEO, INC.

                               SENIOR SECURED NOTE


$10,000,000                                                    September 8, 1998

         FOR VALUE RECEIVED, subject to the terms and conditions set forth below, GOLDEN BOOKS HOME VIDEO, INC., a Delaware corporation (the "Company"), whose address is 888 Seventh Avenue, New York, New York 10106, hereby promises to pay to the order of Golden Press Holding, L.L.C. (the "Payee"), the principal sum of TEN MILLION DOLLARS ($10,000,000), together with interest on the outstanding principal balance remaining unpaid from time to time from and after the date hereof until paid in full at the rate of (i) until March 8, 1999, five percent (5%) per annum, (ii) thereafter, at the rate of seven percent (7%) per annum and (iii) on any overdue payment of principal and any overdue payment of interest, payable on demand, at the rate of eleven percent (11%) per annum; provided, however, that the rate of interest payable hereunder shall not exceed the maximum rate, if any, allocable under applicable law, payable monthly in arrears on the last day of each month, and on the maturity date hereof, computed on the basis of a 360 day year of twelve 30 day months. The outstanding principal balance, together with all accrued and unpaid interest, shall be due and payable September 9, 1999.

         In lieu of cash payment of interest hereon, on each day on which interest shall be payable as aforesaid (except on the maturity date hereof), the principal amount of this Senior Secured Note (the "Note") shall be increased by an amount equal to the amount of interest payable on such interest payment date, provided that, at the Company's option, such amount may be paid in cash.

         All payments on account of principal and interest shall be made in lawful money of the United States of America to the address of the Payee set forth in the Purchase Agreement (as defined herein), or at such other place as the holder hereof may from time to time designate in writing to the Company.

         This Note is issued pursuant to that certain Note Purchase Agreement dated as of September 8, 1998 (the "Purchase Agreement"), and is being delivered to the Holder together with the Notation of Guarantee provided for in the Purchase Agreement. All of the proceeds from the sale of this Note shall be loaned to Golden Books Publishing Company, Inc. ("Publishing") in exchange for a senior promissory note of Publishing substantially in the Form of Exhibit A-2 to the Purchase Agreement (the "Publishing Note"), which Publishing Note shall be granted to the Holder as secured party under the Purchase
Agreement  together  with  the  other  Collateral   described  in  the  Security
Agreement.

         The Payee and each subsequent holder or holders hereof (any such person being referred to herein as the "Holder" and all holders being referred to herein as "Holders") by acceptance of the Note each agree to the following terms and conditions:

         1. Principal Payments.
            ------------------

            1.1. Pro Rata Payments. Any and all payments under this Note, whether at the election of the Company, upon maturity or following an Event of Default, shall be made by the Company pro rata to all Holders of Notes under the Purchase Agreement.

            1.2. Optional Prepayments. This Note may be prepaid in whole or in part without prepayment penalty at any time and from time to time upon 20 days prior written notice to the Holders, together with all accrued and unpaid interest with respect to the principal amount prepaid.

            1.3. No Setoff, Counterclaim or Withholding; Gross-Up. Except as otherwise required by law, each payment by the Company with respect to the Notes shall be made without setoff or counterclaim and without withholding for or on account of any present or future taxes imposed by or within the jurisdiction of incorporation of, or the jurisdiction from or through which payment is made by, the Company or, in each case, any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Company shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the holder or holders of the Notes free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which such holder or holders would have received had such withholding not been made. If any holder or holders shall pay any amount in respect of any such taxes, penalties or interest, the Company shall reimburse said holder or holders in United States Dollars for that payment on demand, which reimbursement shall be subject to the preceding provisions of this Section 1.3.

            1.4. Manner of Payment. All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day othern than a Saturday, Sunday or legal holiday in the State of New York.

         2. Replacement.
            -----------

            Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note (provided that an affidavit of the Holder will be satisfactory for such purpose), and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor in a principal amount equal to the outstanding principal balance of this Note. No Holder shall be required to pay any service charge, post any bond, provide any insurance or make any similar payment in connection therewith. Any Note so issued shall be dated as of the last date at which principal or interest has been paid upon this Note.

         3. Cancellation.
            ------------

            Upon  payment  in  full  of  all  principal  and  interest   payable
hereunder, this Note shall be surrendered to the Company for cancellation.

         4. Amendment and Waiver.
            --------------------

            Any provision of the Note may be amended or waived by a written instrument signed by the Company and by Holders of at least 66-2/3% of the then outstanding aggregate principal amount of Notes, such amendment or waiver to be effective with respect to all of the Notes but only in the specific instance and for the specific purpose for which the amendment or waiver is made or given; provided, however, that no such amendment or waiver shall, without the prior written consent of the Holders of all of the then outstanding aggregate principal amount of Notes, modify the principal amount, rate of interest, form and place of payment, or maturity of the Note, or the percentage required to effect amendment of the Note.

         5. Attorneys' Fees.
            ---------------

            The Company agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise, or to enforce any rights of such Holder under the Purchase Agreement or this Note.

         6. Waiver and Governing Law.
            ------------------------

            No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right under this Note. This Note shall be construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such state.

         7. Presentment.
            -----------

            Presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment and all other like requirements are waived by the Company with respect to any amounts due hereunder, and any rights to direct the Company hereunder, and any right to require proceedings against others or to require exhaustion of security, are waived.

         8. Severability.
            ------------

            If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         9.  Parties in Interest.
             -------------------

            This Note shall bind the Company and its successors and assigns. This Note may be assigned or transferred by Payee without the consent of the Company.

       10.  Section Headings, Construction.
            ------------------------------

            The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

            All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

          11.  Notice.
               ------

            Notices and other communications required or permitted to be given hereunder shall be in writing and shall be conclusively deemed effectively given upon personal delivery or confirmed facsimile transmission, or five days after deposit in United States Mail, by registered or certified mail, postage prepaid, or one day after forwarding through a nationally recognized air courier service, addressed (i) if to the Company, at 888 Seventh Avenue, New York, New York 10106, Facsimile No.: (212) 547-6771, and (ii) if to Payee at Payee's address as set forth in the Purchase Agreement, or at such other address as the

Company or Payee may designate by ten (10) days' advance written notice to the other party given in the manner herein provided.



                                              GOLDEN BOOKS HOME VIDEO, INC.



                                              By: /s/ Richard E. Synder
                                                  ---------------------
                                                  Richard E. Synder
                                                  Chairman and Chief
                                                  Executive Officer

                              NOTATION OF GUARANTEE
                                       OF
                GOLDEN BOOKS HOME VIDEO, INC. SENIOR SECURED NOTE


                  The Guarantor (as defined in the Note Purchase Agreement (the "Note Purchase Agreement") referred to in the Senior Secured Note ("Note") upon which this notation is affixed has unconditionally guaranteed (such guarantee being referred to herein as the "Guarantee") (i) the due and punctual payment of the principal of and the interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the holders of the Notes, all in accordance with the terms set forth in the Note Purchase Agreement, and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

                  No past, present or future stockholder, director, officer, employee or incorporator, as such, of the Guarantor shall have any liability for any obligation of the Guarantor under the Guarantee or the Note Purchase Agreement or for any claim based on, in respect of or by reason of, such obligations or their creation. Each holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantee.


                                   GUARANTOR:

                                         GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.

                                                By: /s/ Richard E. Snyder
                                                    Richard E. Snyder,
                                                    Chief Executive Officer